Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO ISSUES STATEMENT

ON STOCK ACTIVITY

CRANFORD, NJ, September 15, 2008 – Metalico, Inc. (AMEX: MEA) issued the following statement today in light of recent trading activity in the Company’s common stock:

We have received multiple inquiries from shareholders concerned about the rapid decline in Metalico’s stock price in the past two weeks and whether the Company is facing near-term profitability or liquidity problems. Given the volatile and uncertain conditions that exist today in the financial markets, the Company has decided to deviate from its established policy of not commenting on results before release of quarterly earnings to reassure our shareholders and the investing community at large about the Company and its prospects.

Balance Sheet

Metalico is in a liquid and strong working capital position with borrowing availability of approximately $60,000,000 and only a relatively small amount of debt outstanding under its revolving credit facility. The Company is conducting business as usual and is using conversion of inventories and collections of accounts receivable to reduce indebtedness by approximately $30,000,000 for the quarter and to further strengthen our financial position going forward. Inventories remain at historically acceptable levels.

Most of Metalico’s debt was issued to institutional holders. The nearest maturity of any of the Company’s long-term institutional debt is just under five years away. The notes issued by Metalico on May 1 of this year are convertible to common stock at $14 per share and do not contain any sort of reset provision allowing for a repricing of the stock conversion rate unless, under certain circumstances, the Company issues new securities at, or convertible to new shares at, a lower price. The Company currently has no plans or intention to issue any such securities. The earliest the Company could receive a mandatory put of the convertible notes is June 30, 2014.

Platinum Group Metals

As Metalico disclosed in an 8-K filed with the Securities and Exchange Commission September 8, the Company has observed rapid and significant reductions in commodity pricing for many metals during the third quarter, particularly Platinum Group Metals from catalytic converter recycling. This trend, coupled with anticipated exposure on unhedged metal, is resulting in a negative impact on the Company’s revenues and margins in the quarter to date.

The Company believes losses from unhedged metals and the impact of lower commodity selling prices will likely reduce EBITDA by approximately $10,000,000 in the Third Quarter but nonetheless the Company should report a profit for the period. This negative impact resulted from aggressive (long lead-time) purchase commitments for unhedged Platinum Group Metals, a practice that has been discontinued.

Metalico has implemented procedures to correct the conditions that contributed to the loss and is now hedged on nearly 100% of its Platinum Group Metals exposure.

The Company has explained repeatedly in its quarterly results calls that it does not offer guidance or earning estimates because the scrap recycling industry is highly cyclical and commodity metal markets can be and often are volatile. Recent movements in the commodity metal markets have confirmed this position.

Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “During this period of lower commodity metal prices and uncertain financial markets, we intend to concentrate operationally on protecting margins, turning over inventories and using our positive cash flow to further strengthen our balance sheet. We remain optimistic about the Company’s long-term prospects and our ability to create shareholder value in the future.”

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, Mississippi, and West Virginia and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com

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